EXHIBIT 99.1

September 3, 2009	CONTACTS:	Investor Relations – Mark G. Stockard
Phone: 713/381-4707
Toll Free: 800/659-0059

Media Relations – Rick Rainey
Phone: 713/381-3636

 TEPPCO ANNOUNCES RESIGNATION OF
DOWNSTREAM BUSINESS SEGMENT VICE PRESIDENT

HOUSTON – TEPPCO Partners, L.P. (NYSE: TPP) today announced that Samuel N. Brown, vice president, Commercial Downstream of Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO, has submitted his resignation which will be effective September 16, 2009.

“On behalf of the partnership and its board of directors, I would like to express our appreciation to Sam for his dedicated service and leadership, which have been instrumental in expanding our service offerings to customers and building value for investors,” said Jerry E. Thompson, president and chief executive officer of TEPPCO’s general partner.  “We wish Sam well in his future endeavors.”

TEPPCO Partners, L.P., is a publicly traded energy logistics partnership with operations that span much of the continental United States.  TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products.  The partnership’s midstream network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases (LPGs) and natural gas liquids, and includes one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States.  TEPPCO’s storage assets include approximately 27 million barrels of capacity for refined petroleum products and LPGs and about 14 million barrels of capacity for crude oil.  TEPPCO also owns a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems, and in the Gulf of Mexico.  For more information, visit TEPPCO’s website at www.teppco.com.  Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., is owned by Enterprise GP Holdings L.P. (NYSE:EPE).

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